INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                           DEFERRED COMPENSATION PLAN

      1. Eligibility. Eligibility for the Integra LifeSciences Holdings Corporation Deferred Compensation Plan (the "Plan") shall be limited to the executive officers of Integra LifeSciences Holdings Corporation (the "Company") and its affiliates who constitute a select group of management or highly compensated employees within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Eligible Officers").

2.    Terms of Participation.

            (a) General Rule. An Eligible Officer may elect to participate in the Plan by signing a Deferred Compensation Agreement (the "Agreement") in the form attached hereto and incorporated by reference herein. An Eligible Officer's participation shall commence on January 1 of the calendar year immediately following the year in which the Eligible Officer executes the Agreement, except that when an Eligible Officer executes an Agreement within 30 days of the Plan's initial effective date or within 30 days of first becoming eligible to participate in the Plan, participation shall commence with respect to services to be performed subsequent to the date of the Agreement. By signing the Agreement, the Eligible Officer agrees to defer any whole percentage (up to 50 percent) of his/her base compensation from the Company and its affiliates with respect to services performed after the date of the Agreement. For purposes of the Plan, "base compensation" means an Eligible Officer's basic salary from the Company and its affiliates, excluding any commissions, bonuses, overtime, or other extra or incentive pay.

            (b) Termination of Participation. Participation in the Plan shall continue until the Eligible Officer furnishes written notice to the Company that the Eligible Officer terminates his/her participation in the Plan or until such time as the Company terminates the Plan pursuant to Section 7 below. Termination by an Eligible Officer shall be made by written notice delivered or mailed to the Company's Stock Option Committee (the "Committee") (or its delegate) no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect.

            (c) Participation after Terminating Participation. An Eligible Officer who has terminated his/her participation may subsequently elect to participate in the Plan by executing a new Agreement in accordance with subsection (a) above.

            (d) Changes in Amounts or Distribution Methods. An Eligible Officer may alter the amount of deferral for any future calendar year, and/or elect a different method by which he/she will receive amounts deferred for future calendar years, if the Eligible Officer and the Company enter into a new Agreement on or before December 31 of the calendar year preceding the calendar year for which the new Agreement is to take effect. For each new Agreement which changes the method of receipt of deferred amounts, a new record account (the "Deferred Compensation Account" or "Account") will be established for the Eligible Officer.

            (e) Suspension of Deferrals. Notwithstanding the foregoing, an Eligible Officer may not make deferrals under this Plan during any period for which contributions must be suspended in accordance with Treasury Regulation ss.1.401(k) - 1(d)(2)(iv)(B)(4) as a condition of the Eligible Officer's receipt of a hardship withdrawal from the Company's 401(k) Plan.

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      3. Establishment of Accounts and Crediting of Deferrals.

      (a) Accounts. The Committee shall establish and maintain, or cause to be maintained, for each Eligible Officer who elects to participate in the Plan, a separate Deferred Compensation Account to record the deferrals made by the Eligible Officer under an Agreement. The Committee shall also maintain, or cause to be maintained, a record of the value of the Eligible Officer's interest in such Account.

      (b) Investment of Deferrals. Each Eligible Officer shall indicate in his/her Agreement whether he/she would like to have his/her deferrals deemed to be invested in phantom units of the Company's $0.01 par value common stock ("Common Stock") and/or in phantom units of various mutual funds designated by the Committee as available under the Plan ("Mutual Funds"). An Eligible Officer may apportion his/her deferrals among the various investment options in whole percentages. In addition, each Eligible Officer may indicate in his/her Agreement whether he/she would like to have amounts already credited to his/her Account reapportioned among phantom units of Common Stock and/or Mutual Funds.

      (c) Allocation of Deferrals; Reapportionment.

            (i) Deferrals made by an Eligible Officer under an Agreement shall be invested in phantom units of (and if applicable, fractional phantom units of) Common Stock and/or Mutual Funds, as directed by the Eligible Officer. As of each pay date that deferrals are withheld from an Eligible Officer's compensation, such deferrals shall be converted by the Committee into such phantom units (and, if applicable, fractional units). The amount of the deferrals withheld from the Eligible Officer's compensation on such pay date and designated for a particular investment option shall be divided by the per unit value of phantom units of such investment option on such date, as determined under (d) below. Such phantom units shall be credited to the respective Eligible Officers' Accounts.

            (ii) Any reapportionment of amounts already credited to an Eligible Officer's Account(s) shall occur on the first pay date of the calendar year to which the Eligible Officer's Agreement applies.

      (d) Valuation of Phantom Units. As of each pay date, the Committee shall determine the fair market value of one share of Common Stock and one share of each Mutual Fund. With respect to the Mutual Funds, and during such time as the Common Stock is listed upon an established stock exchange or market, the per share "fair market value" on any relevant day shall be deemed to be the quoted closing price on the immediately preceding business day. A phantom unit of Common Stock shall be deemed equivalent in value to one share of Common Stock of the Company and a phantom unit of a Mutual Fund shall be deemed equivalent in value to one share of such Mutual Fund. The fair market value of a share and the value of phantom units, as determined by the Committee, shall be conclusive.

      (e) Adjustments to Phantom Units of Common Stock. In the event of any change in the outstanding shares of the Common Stock by reason of any stock dividend or split, the Committee shall make appropriate adjustments in the number of phantom units of Common Stock theretofore allocated to Eligible Officers' Accounts. In the event of a corporate transaction, such as a recapitalization, merger, consolidation, separation, reorganization, or similar corporate change, the Plan shall be assumed by the surviving or successor corporation and the Committee (or its successor) shall make appropriate adjustments in the number of phantom units theretofore allocated to Eligible Officers' Accounts. For example, if the Company is acquired by another corporation and shareholders of the Company receive

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two shares of the acquirer's stock for each share of Common Stock, the Committee
(or its successor) shall convert each phantom unit of Common Stock into two phantom units of the acquirer's stock.

      (f) Dividend Payments and Distributions. Each Eligible Officer's Account shall be credited, for each phantom unit of Common Stock and/or each phantom unit of a Mutual Fund in his/her Account, an amount equal to the actual amount of any cash dividend paid on a share of Common Stock of the Company and/or of any cash distribution paid with respect to a share of the Mutual Fund, respectively. A dividend amount on Common Stock shall be reinvested in phantom units of Common Stock on the pay date coinciding with or immediately following the date the dividend amount is credited to the Account. A distribution amount with respect to a Mutual Fund shall be immediately reinvested in phantom units of the Mutual Fund.

      (g) No Shareholder Rights. The crediting of phantom units of Common Stock or of a Mutual Fund shall not entitle any Eligible Officer to voting rights or any other rights of a shareholder with respect to such units.

      (h) Vesting. An Eligible Officer's interest in amounts and phantom units of Common Stock or of a Mutual Fund credited to his/her Account shall be fully vested and nonforfeitable at all times.

      (i) Limit on Number of Units and Shares. Unless this Plan has been approved by the Company's shareholders, the aggregate number of phantom units of Common Stock allocated to Accounts under this Section 3 and of shares of Common Stock distributed under Section 4 hereof shall not exceed 25,000.

      (j) Annual Reports. The Committee shall provide each participating Eligible Officer with an annual statement of his/her Deferred Compensation Account balance(s).

      4. Distribution.

      (a) Form. All distributions of amounts invested in phantom units of Common Stock under the Plan shall be made in the form of Common Stock. An Eligible Officer shall receive one share of Common Stock for each phantom unit of Common Stock credited to his/her Account. However, the value of any fractional phantom unit shall be distributed in cash. Distributions of amounts invested in phantom units of a Mutual Fund shall be made in cash.

      (b) General Rule. As of January 31 of the year following the year in which the Eligible Officer dies, retires, resigns, becomes disabled or otherwise ceases to be an employee of the Company and its affiliates, the total amount of phantom units credited to the Eligible Officer's Account under the Plan shall be distributed to the Eligible Officer (or upon his/her death, to his/her designated beneficiary) in accordance with one of the alternatives set forth below:

            (i) one single payment; or

            (ii) any number of annual installments (as calculated in the following paragraph) for a period of two to 10 years. Installments shall be paid annually as of January 31 until the balance in the Eligible Officer's Account is exhausted.

Selection of a distribution alternative shall be made at the time the Eligible Officer executes the Agreement. Except as provided in the following paragraph, each installment payment, other than the final payment, shall include:

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                  (1) the number of shares of Common Stock shall be equal to 1/n multiplied by the number of phantom units of Common Stock in the Eligible Officer's Account as of the previous December 31, where "n" equals the number of payments yet to be made;

                  (2) the amount to be paid in cash shall be equal to 1/n multiplied by the value of the phantom units of Mutual Funds in the Eligible Officer's Account as of the previous December 31, where "n" equals the number of payments yet to be made.

The final payment will equal the balance in the Eligible Officer's Account as of the final January 31 payment date, and such payment shall be made as soon as practicable after such date. For example, if payments are to be made in 10 annual installments commencing on January 31, 2000, the first payment shall be equal to 1/10th of the number of phantom units of Common Stock in the Account on December 31, 1999 plus 1/10th of the value of the Mutual Fund phantom units in the Account as of December 31, 1999, the following year's payment would be equal to 1/9th of the number of phantom units of Common Stock on December 31, 2000 plus 1/9th of the value of the Mutual Fund phantom units as of December 31, 2000, etc.

If the total value of Eligible Officer's Account as of the date of the first scheduled payment does not exceed $5,000, the Company shall instead distribute such Account in a single payment as of that date. Further, the Eligible Officer may not select a period of time which will cause the value of an annual payment to be less than $1,000. Notwithstanding the foregoing, in the event the Eligible Officer ceases to be an employee of the Company and its affiliates and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business or entity that is in competition with the Company or any of its affiliates, the Company reserves the right at the sole discretion of the Committee to make an immediate single payment to the Eligible Officer of the balance of the Eligible Officer's Account at that time.

      (c) Hardship Distributions. Notwithstanding the preceding two paragraphs, the Company may at any time make a single payment to the Eligible Officer (or surviving beneficiary) equal to a part or all of the balance in the Eligible Officer's Account upon a showing of an unforeseeable (i.e., unanticipated) financial emergency caused by an event beyond the control of the Eligible Officer (or surviving beneficiary) which would result in severe financial hardship to the Eligible Officer (or surviving beneficiary) if such payment were not made. The determination of whether such emergency exists shall be made at the sole discretion of the Committee (with the Eligible Officer requesting the payment not participating in the discussion or the decision, if he/she is also a member of the Committee). The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Eligible Officer's Account shall thereafter be paid at the time and in the manner otherwise set forth in this Section.

      (d) Delay of Payments. Notwithstanding the foregoing, the Committee may delay payment of all or a portion of an amount payable from an Eligible Officer's Account in order to render all such payments deductible by the Company. In addition, if the Committee determines that the listing, registration, or qualification of any Common Stock issuable under the Plan upon any securities exchange or under any state or Federal law, or the consent of any regulatory body, is necessary in connection with the operation of the Plan, the issuance of Common Stock under the Plan may be deferred until such listing, registration, qualification, or consent is obtained.

      5. Designation of Beneficiary. An Eligible Officer may designate in writing any person or legal entity as his/her beneficiary to receive any amounts payable from his/her

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Account(s) upon his/her death. If there is no beneficiary designation in effect at the Eligible Officer's death or the designated beneficiary does not survive the Eligible Officer, any amounts in the Eligible Officer's Account shall be paid in a single payment to the Eligible Officer's estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Eligible Officer's Account shall be paid in a single payment to the beneficiary's estate at the beneficiary's death.

      6. Claims Procedure The procedure for presenting claims under the Plan and appealing denials thereof is set forth in this Section 6.

      (a) Filing of Claims. Any Eligible Officer or beneficiary (the "claimant") may file a written claim for a Plan benefit with the Committee or its delegate.

      (b) Notice of Denial of Claim. In the event of a denial of any benefit requested by any claimant, the claimant shall be given a written notification containing specific reasons for the denial. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial is based. In addition, it shall contain a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the claimant wishes to submit his/her claim for review.

The written notification shall be given to the claimant within 90 days after receipt of his/her claim by the Committee (or its delegate) unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.

      (c) Right of Review. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Committee (or its delegate) issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his/her claim and its denial by the Committee (or its delegate). Such written request must be received by the Committee (or its delegate) within 60 days after receipt by the claimant of written notification of the denial of the claim.

      (d) Decision on Review

            (i) Time Within Which Decision to be Rendered. A decision shall be rendered by the Committee (or its delegate) within 60 days after the receipt of the request for review. However, where special circumstances make a longer period for decision necessary or appropriate, the decision of the Committee (or its delegate) may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days. In no event shall the decision of the Committee (or its delegate) be rendered more than 120 days after the receipt of the request for review.

            (ii) Written Decision Required. Any decision by the Committee (or its delegate) shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

      (e) Deemed Denial. If a decision on a claim is not rendered within the time period prescribed in (b) or (d) above, the claim shall be deemed denied.

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      7. Amendment and Termination of the Plan. The Company reserves the right to amend or terminate the Plan at any time. The balance in the Eligible Officer's Account(s) shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan.

      8. Non-Assignability. The right of the Eligible Officer or any other person to receive payments under this Plan or any Agreement hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Officer or any beneficiary.

      9. Miscellaneous.

      (a) No Funding. The Company shall not be required to fund or secure in any way its obligations hereunder. Nothing in the Plan or in any Agreement hereunder and no action taken pursuant to the provisions of the Plan or of any Agreement hereunder shall be construed to create a trust or a fiduciary relationship of any kind. Payments under the Plan and any Agreement hereunder shall be made when due from the general assets of the Company. Neither an Eligible Officer nor his/her designated beneficiary shall acquire any interest in such assets by virtue of the Plan or any Agreement hereunder. This Plan constitutes a mere promise by the Company to make payments in the future, and to the extent that an Eligible Officer or his/her designated beneficiary acquires a right to receive any payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company intends for this Plan to be unfunded for federal income tax purposes and for the purposes of Title I of ERISA.

      (b) Administration and Interpretation. The Plan shall be administered by the Committee, which shall consist of at least two directors of the Company, who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors (the "Board"). In the event a committee has not been established in accordance with the preceding sentence, the "Committee" shall consist of the entire Board. Each member of such Committee, while serving as such, shall be deemed to be acting in his/her capacity as a director of the Company.

      The Committee shall have full power, authority, and discretion to interpret, construe, and administer this Plan and any Agreement hereunder and its interpretation and construction thereof, and actions hereunder, including any determination of eligibility to participate and valuation of an Eligible Officer's Account(s), or the amount or recipients of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan and any Agreement hereunder unless attributable to its own willful misconduct or lack of good faith. The Committee shall be the Plan Administrator and the "Named Fiduciary" within the meaning of section 402 of ERISA.

      (c) Withholding. To the extent required by law, the Company shall withhold federal or state income or employment taxes with respect to any payments under the Plan or any Agreement hereunder and shall furnish the Eligible Officer (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments. As a condition of receiving a payment under the Plan, the Eligible Officer (or beneficiary) must remit to the Company an amount in cash equal to such amount of income and/or employment taxes required to be withheld, if the cash to be distributed is insufficient to cover the amount required to be withheld.

      (d) Incapacity of Payee. If the Committee shall find that any person to whom any payment is payable under this Plan or any Agreement hereunder is unable to care for his/her affairs because of

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illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall serve to discharge the liability of the Company under this Agreement to make payment to the person who is otherwise entitled to payment.

      (e) Expenses. All expenses incurred in administering this Plan and any Agreement hereunder shall be paid by the Company.

      (f) No Additional Rights. Nothing in this Plan or any Agreement hereunder shall be construed as conferring any right on the part of the Eligible Officer to be or remain an employee of the Company or its affiliates or to receive any particular amount of compensation.

      (g) Binding Nature. This Plan and any Agreement hereunder shall be binding upon, and inure to the benefit of, the Company, its successors and assigns, and each Eligible Officer and his/her heirs, executors, administrators, and legal representatives.

      (h) Gender and Number. In interpreting the Plan, masculine gender may include the feminine, neuter gender may include the masculine or feminine, and the singular may include the plural, unless the context clearly indicates otherwise.

      (i) Headings. The headings of this Plan are for reference only. In the event of a conflict between a heading and the context of the Section or subsection, the content of the Section or subsection shall control.

      (j) Governing Law. This Plan and any Agreement hereunder shall be governed by and construed under the laws of the State of Delaware.

      (k) Effective Date. This Plan shall be effective as of July 1, 1999.